Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-74874 and 333-107926) and Form S-8 (Nos. 33-22346, 33-24846, 33-49109, 33-60305, 333-27903, 333-62663, 333-79575, 333-32516, 333-36208, 333-36214, 333-37740, 333-39708 and 333-106411) of Alcoa Inc. of our report dated January 8, 2004 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated January 8, 2004 relating to the financial statement schedule which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

February 27, 2004